Exhibit 99.1

NexImmune Announces Closing of Upsized Initial Public Offering and Full Exercise of Underwriters’ Option to Purchase Additional Shares

Gaithersburg, MD—February 17, 2021—NexImmune, Inc. (Nasdaq: NEXI), a clinical-stage biotechnology company developing a novel approach to immunotherapy designed to employ the body’s own T cells to generate a specific, potent and durable immune response, today announced the closing of its previously announced upsized initial public offering of 7,441,650 shares of its common stock at a price to the public of $17.00 per share, which includes the exercise in full by the underwriters of their option to purchase 970,650 additional shares. Including the option exercise, the gross proceeds to NexImmune from the offering, before deducting the underwriting discounts and commissions and estimated offering expenses, were approximately $126.5 million.

Barclays Capital Inc., Cantor Fitzgerald & Co., Raymond James & Associates, Inc. and Allen & Company LLC acted as the joint book-running managers for the offering.

Registration statements relating to these securities have been filed with the Securities and Exchange Commission and became effective on February 11, 2021. The offering was made only by means of a prospectus. Copies of the final prospectus related to the offering may be obtained from: Barclays Capital Inc., Attention: Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717, telephone: (888) 603-5847, or email: barclaysprospectus@broadridge.com; Cantor Fitzgerald & Co., Attention: Capital Markets Department, 499 Park Avenue, New York, NY 10022, or email: prospectus@cantor.com; Raymond James & Associates, Inc., Attention: Equity Syndicate, 880 Carillon Parkway, St. Petersburg, FL 33716, telephone: (800) 248-8863, or email: prospectus@raymondjames.com; or Allen & Company LLC., Attention: Prospectus Department, 711 Fifth Avenue, New York, NY 10022, telephone: (212) 339-2220, or email: allenprospectus@allenco.com.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About NexImmune

NexImmune, based in Gaithersburg, Maryland, is a clinical-stage biotechnology company developing a novel approach to immunotherapy designed to employ the body’s own T cells to generate a specific, potent and durable immune response that mimics natural biology.

Contacts

Investors:

Chad Rubin

Solebury Trout

646-378-2947

crubin@soleburytrout.com

Media:

Mike Beyer

Sam Brown Inc. Healthcare Communications

312-961-2502

mikebeyer@sambrown.com